EXHIBIT 10.9

ADDENDUM TO PROFESSIONAL SERVICES AGREEMENT

This Addendum To Professional Services Agreement (the “Agreement”) is made and entered into on July 1, 2013 by and between SMTP, Inc. (“SMTP”), a Delaware corporation, with offices located at 1810 E. Sahara Ave. Suite 111, Las Vegas, NV 89104; and inSegment, Inc., a Massachusetts corporation, with its principal place of business located at 313 Washington Street, Suite 401, Newton, MA 02458 (“inSegment”). SMTP and inSegment shall hereinafter collectively be referred to as the “parties” and generically as a “party.”

This Agreement amends and modifies that certain Professional Services Agreement (“Services Agreement”) dated October 18, 2012, and amended on March 4, 2013, made and entered into by the parties hereto as follows:

1.

The Services Agreement shall terminate in its entirety on July 1, 2013. Within 5 business days SMTP shall issue to Insegment all shares and monies due under the agreement through June 30, 2013.

2.

Insegment shall continue to provide reasonable warranty work for free to fix problems that may be discovered with the website that Insegment delivered to SMTP under the Services Agreement.

3.

Insegment shall bill SMTP for any other work performed by mutual consent at their standard rates, and all bills shall be payable in cash on a net 15 basis.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

INSEGMENT, INC.		SMTP, INC.

By:	/s/ Alexander Kesler	By:	/s/ Alena Chuprakova
	Alexander Kesler,		Alena Chuprakova,
	President		Chief Financial Officer